SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                                  GOOGLE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    38259P508
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/05
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

                         (Continued on following pages)

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 2 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
              SEQUOIA CAPITAL VIII, A DELAWARE LIMITED PARTNERSHIP ("SC VIII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294956
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b)X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0
              SHARES                 -------- ----------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
           OWNED BY EACH                      442,167 (1)
             REPORTING               -------- ----------------------------------
              PERSON                 7        SOLE DISPOSITIVE POWER
               WITH                           0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167 (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      442,167
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
              EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.2%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 3 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII, A DELAWARE LIMITED
             PARTNERSHIP ("SITP VIII") I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSONS (ENTITIES ONLY) 94-3294958
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                      (a)              (b)X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0
              SHARES                 -------- ----------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
           OWNED BY EACH                       0
             REPORTING               -------- ----------------------------------
              PERSON                 7        SOLE DISPOSITIVE POWER
               WITH                           0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 4 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL TECHNOLOGY PARTNERS VIII (Q), A DELAWARE
             LIMITED PARTNERSHIP ("SITP VIII Q") I.R.S. IDENTIFICATION NO. OF
             ABOVE PERSONS (ENTITIES ONLY) 94-3294957
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
               NUMBER OF                      0
                SHARES               -------- ----------------------------------
             BENEFICIALLY            6        SHARED VOTING POWER
             OWNED BY EACH                    0
               REPORTING             -------- ----------------------------------
                PERSON               7        SOLE DISPOSITIVE POWER
                 WITH                         0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        PN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 5 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SC VIII MANAGEMENT, LLC ("SC VIII LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3294955
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
                                               0
                                     -------- ----------------------------------
          NUMBER OF                  6        SHARED VOTING POWER
           SHARES                             442,167  shares  of which  442,167
        BENEFICIALLY                          shares  are  directly  held  by SC
        OWNED BY EACH                         VIII, 0 shares are  directly  held
          REPORTING                           by SITP  VIII  and  0  shares  are
           PERSON                             directly  held by  SITP VIII Q. SC
            WITH                              VIII LLC is  the  General  Partner
                                              of SC  VIII,  SITP  VIII  and SITP
                                              VIII Q. (1)
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167  shares of  which  442,167
                                              shares  are  directly  held  by SC
                                              VIII, 0 shares are  directly  held
                                              by SITP  VIII  and  0  shares  are
                                              directly  held by  SITP VIII Q. SC
                                              VIII LLC is  the  General  Partner
                                              of SC  VIII,  SITP  VIII  and SITP
                                              VIII Q. (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      442,167
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.2%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        OO
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 6 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
                                               1,420,705 (2)
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              442,167  shares  of which  442,167
                                              shares  are  directly  held  by SC
            NUMBER OF                         VIII, 0 shares are  directly  held
             SHARES                           by  SITP  VIII  and 0  shares  are
          BENEFICIALLY                        directly  held by SITP VIII Q. Mr.
          OWNED BY EACH                       Moritz is a Managing  Member of SC
            REPORTING                         VIII  LLC.  Mr.  Moritz  disclaims
             PERSON                           beneficial  ownership  of all such
              WITH                            shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,420,705 (2)
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167  shares  of which  442,167
                                              shares  are  directly  held  by SC
                                              VIII, 0 shares are  directly  held
                                              by  SITP  VIII  and 0  shares  are
                                              directly  held by SITP VIII Q. Mr.
                                              Moritz is a Managing  Member of SC
                                              VIII  LLC.  Mr.  Moritz  disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      1,862,872
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.9%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 7 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
                                               983,716
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
           NUMBER OF                          442,167  shares  of which  442,167
            SHARES                            shares  are  directly  held  by SC
         BENEFICIALLY                         VIII, 0 shares are  directly  held
         OWNED BY EACH                        by  SITP  VIII  and 0  shares  are
           REPORTING                          directly  held by SITP VIII Q. Mr.
            PERSON                            Leone is a  Managing  Member of SC
             WITH                             VIII  LLC.  Mr.  Leone   disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              983,716
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167  shares  of which  442,167
                                              shares  are  directly  held  by SC
                                              VIII, 0 shares are  directly  held
                                              by  SITP  VIII  and 0  shares  are
                                              directly  held by SITP VIII Q. Mr.
                                              Leone is a  Managing  Member of SC
                                              VIII  LLC.  Mr.  Leone   disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      1,425,883
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.7%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 8 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
                                              1,133,253
                                     -------- ----------------------------------
           NUMBER OF                 6        SHARED VOTING POWER
            SHARES                            442,167  shares  of which  442,167
         BENEFICIALLY                         shares  are  directly  held  by SC
         OWNED BY EACH                        VIII, 0 shares are  directly  held
           REPORTING                          by  SITP  VIII  and 0  shares  are
            PERSON                            directly  held by SITP VIII Q. Mr.
             WITH                             Stevens is a Managing Member of SC
                                              VIII LLC.  Mr.  Stevens  disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,133,253
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167  shares  of which  442,167
                                              shares  are  directly  held  by SC
                                              VIII, 0 shares are  directly  held
                                              by  SITP  VIII  and 0  shares  are
                                              directly  held by SITP VIII Q. Mr.
                                              Stevens is a Managing Member of SC
                                              VIII LLC.  Mr.  Stevens  disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,575,420
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                       0.8%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 9 of 13 Pages
---------------------------------                     --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

                MICHAEL GOGUEN
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a)              (b) X
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                 USA
------------------------------------ -------- ----------------------------------

                                     5        SOLE VOTING POWER
                                              284,724
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              442,167  shares  of which  442,167
             NUMBER OF                        shares  are  directly  held  by SC
              SHARES                          VIII, 0 shares are  directly  held
           BENEFICIALLY                       by  SITP  VIII  and 0  shares  are
           OWNED BY EACH                      directly  held by SITP VIII Q. Mr.
             REPORTING                        Goguen is a Managing  Member of SC
              PERSON                          VIII  LLC.  Mr.  Goguen  disclaims
               WITH                           beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              284,724
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              442,167  shares  of which  442,167
                                              shares  are  directly  held  by SC
                                              VIII, 0 shares are  directly  held
                                              by  SITP  VIII  and 0  shares  are
                                              directly  held by SITP VIII Q. Mr.
                                              Goguen is a Managing  Member of SC
                                              VIII  LLC.  Mr.  Goguen  disclaims
                                              beneficial  ownership  of all such
                                              shares except to the extent of his
                                              individual    pecuniary   interest
                                              therein. (1)
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                      726,891
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
                                                                        [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                        0.4%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON

                                                                        IN
------------ -------------------------------------------------------------------

(1) The shares directly held by SC VIII are comprised of 413,704 shares of Class A common stock and 28,463 shares of Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

(2) The shares directly held by Mr. Moritz are comprised of 393,573 shares of Class A common stock and 1,027,132 shares of Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 10 of 13 Pages
---------------------------------                     --------------------------

ITEM 1.


                  (a)      Name of Issuer:  Google, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:
                                                     1600 Amphitheatre Parkway
                                                     Mountain View, CA  94043
ITEM 2.

          (a)      Name of Persons Filing:
                   Sequoia Capital VIII, a Delaware Limited Partnership Sequoia International Technology Partners VIII,
                         a Delaware Limited Partnership
                   Sequoia International Technology Partners VIII (Q),
                         a Delaware Limited Partnership
                   SC VIII Management, LLC
                   Michael Moritz ("MM")
                   Douglas Leone  ("DL")
                   Mark Stevens  ("MS")
                   Michael Goguen  ("MG")


                   SCVIII LLC is the General Partner of SC VIII, SITP VIII and SITP VIII Q. MM, DL, MS, and MG are Managing Members of SC VIII LLC.

          (b)      Address of Principal Business Office or, if none, Residence:
                                             3000 Sand Hill Road, 4-180
                                             Menlo Park, CA  94025

          (c)      Citizenship:  MM, DL, MS, MG:  USA
                                 SC VIII LLC, SC VIII, SITP VIII,
                                 SITP VIII Q:  Delaware

          (d)      Title of Class of Securities:   Class A Common

          (e)      CUSIP Number:                   38259P508


ITEM 3.   If this  statement is filed  pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 11 of 13 Pages
---------------------------------                     --------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE


ITEM 10.  CERTIFICATION


                                 NOT APPLICABLE

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 12 of 13 Pages
---------------------------------                     --------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 1, 2006


Sequoia Capital VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII, a Delaware
     Limited Partnership

Sequoia International Technology Partners VIII (Q), a
     Delaware Limited Partnership

By:  SC VIII Management, LLC,
       their General Partner

By:  /s/ Michael Moritz
   --------------------------------
    Michael Moritz, Managing Member


/s/ Douglas Leone
--------------------------------
Douglas Leone

/s/ Michael Moritz
--------------------------------
Michael Moritz

/s/ Michael Goguen
--------------------------------
Michael Goguen

/s/ Mark Stevens
--------------------------------
Mark Stevens

---------------------------------                     --------------------------
CUSIP NO. 38259P508                      13 G             Page 13 of 13 Pages
---------------------------------                     --------------------------


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that the Schedule 13G relating to shares of Google, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 1, 2006


Sequoia Capital VIII, a Delaware Limited Partnership

Sequoia International Technology Partners VIII, a Delaware
     Limited Partnership

Sequoia International Technology Partners VIII (Q), a
     Delaware Limited Partnership

By:  SC VIII Management, LLC,
       their General Partner

By:  /s/ Michael Moritz
   --------------------------------
    Michael Moritz, Managing Member


/s/ Douglas Leone
--------------------------------
Douglas Leone


/s/ Michael Moritz
--------------------------------
Michael Moritz


/s/ Michael Goguen
--------------------------------
Michael Goguen


/s/ Mark Stevens
--------------------------------
Mark Stevens